UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2006

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal        0-25165   14-1809721
         (State or Other Jurisdiction   (Commission File No.)                               (I.R.S. Employer
            of Incorporation)                                                                                   Identification No.)

302 Main Street, Catskill NY                                                     12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On October 25, 2006, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the quarter ended September 30, 2006 and 2005. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.             Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

                Exhibit No.   Description

                99.1    Press release dated October 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: October 25, 2006      By:  /s/ J. Bruce Whittaker
        J. Bruce Whittaker
        President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - October 25, 2006-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County, today reported net income for the quarter ended September 30, 2006 of $754,000 or $0.18 per basic and diluted share as compared to $656,000, or $0.16 per basic and diluted share for the quarter ended September 30, 2005, an increase of $98,000, or 14.9%. Net income was positively impacted by an improvement in noninterest income and a reduction of noninterest expenses partially offset by the compression of our net interest spread and margin when comparing the quarter ended September 30, 2006 to the quarter ended September 30, 2005.

Net interest income remained relatively flat at $2.6 million for the quarter ended September 30, 2006 and $2.7 million for the quarter ended September 30, 2005. Net interest spread decreased 26 basis points to 3.58% as compared to 3.84%, when comparing the quarters ended September 30, 2006 and 2005. Net interest margin decreased 25 basis points to 3.68% for the quarter ended September 30, 2006 as compared to 3.93% for the quarter ended September 30, 2005. The tightening of the net interest spread and margin hindered net interest income growth when comparing the quarters ended September 30, 2006 and 2005. Due to the large level of long term fixed rate loans, we may continue to experience compression of net interest margin and spread in a rising rate environment.

The provision for loan losses amounted to $45,000 for the quarter ended September 30, 2006 and $30,000 for the quarter ended September 30, 2005. The relatively low level of the provisions for loan losses was largely due to the continuing high quality of the overall loan portfolio. At September 30, 2006, nonperforming assets were 0.02% of total assets, nonperforming loans were 0.03% of total loans, and the number and dollar amount of loans classified as nonaccrual were insignificant.

Noninterest income amounted to $891,000 for the quarter ended September 30, 2006 as compared to $802,000 for the quarter ended September 30, 2005, an increase of $89,000 or 11.1%. The Company continues to grow income from higher volumes of activity in debit cards, E-commerce and services performed through Essex Corp’s “Investors MarketPlace”, an alternative investment resource.

Noninterest expense amounted to $2.43 million for the quarter ended September 30, 2006 as compared to $2.57 million for the quarter ended September 30, 2005, a decrease of $132,000 or 5.1%. The largest component of noninterest expense, salaries and employee benefits, decreased $83,000 when comparing quarters ended September 30, 2006 and 2005. Retirement plan expense decreased approximately $36,000 primarily as a result of discontinuing the accrual of benefits under the defined benefit pension plan beginning July 1, 2006. This decrease is partially offset by an increase in 401-k contribution expense of $12,000 resulting from an increase in employer match beginning July 1, 2006. Also contributing to the decrease in salaries and employee benefits was lower overtime expenses which declined $22,000. These expenses were higher for the quarter ended September 30, 2005 as a result of the training and preparation for the data processing system conversion which occurred in October 2005. Occupancy expense increased approximately $21,000 when comparing the quarters ended September 30, 2006 and 2005 due to higher utility costs and increased depreciation expense associated with the relocated Cairo and Coxsackie branches. Equipment and furniture expense increased $12,000 when comparing the quarters ended September 30, 2006 and 2005 due to higher depreciation expense associated with updated computer equipment and a new loan and deposit data processing system implemented in October 2005. The higher depreciation costs were partially offset by a $65,000 decrease in servicing and data processing fees that resulted from the discontinuation of the outsourcing of the data processing system following the implementation of the new system.

The provision for income taxes directly reflects the expected tax associated with the revenue generated for the given period and certain regulatory requirements. The effective tax rate was 29.0% for the quarter ended September 30, 2006, compared to 30.0% for the quarter ended September 30, 2005. The decline in effective rate is due to increased holdings of federally tax-exempt municipal securities in the current period.

Total assets of the Company were $309.6 million at September 30, 2006 as compared to $307.6 million at June 30, 2006, an increase of $2.0 million, or 0.7%. Investment securities amounted to $85.3 million, or 27.6% of assets, at September 30, 2006 as compared to $87.3 million, or 28.4% of assets, at June 30, 2006, a decrease of $2.0 million or 2.3%. Principal pay-downs and maturities associated with investment securities amounted to $5.5 million during the quarter ended September 30, 2006. These activities were partially offset by investment security purchases of $3.0 million over the same time frame. Net loans grew by $6.3 million to $196.4 million during the quarter ended September 30, 2006, reaching 63.4% of assets as compared to 61.8% of assets at June 30, 2006.

Shareholders’ equity increased $849,000 to $34.4 million at September 30, 2006 from $33.6 million at June 30, 2006, as net income of $754,000 and other comprehensive income of $462,000 were partially offset by cash dividends paid of $424,000. Accumulated other comprehensive income increased as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its seven branch offices located in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville, and Westerlo, New York. New branches are to open in the next few months including an office on Catskill’s west side and another in Greenport located in Columbia County. The Company has also recently purchased a parcel of land in the Town of Ghent, just outside the Village of Chatham in Columbia County. Branch plans are currently being developed for this property.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2006	Sept. 30, 2005
In thousands, except share and per share data
Interest income	$4,071	$3,636
Interest expense	1,422	906
Net interest income	2,649	2,730
Provision for loan loss	45	30
Noninterest income	891	802
Noninterest expense	2,433	2,565
Income before taxes	1,062	937
Tax provision	308	281
Net Income	$754	$656

Basic EPS	$0.18	$0.16
Weighted average shares outstanding	4,117,643	4,089,291

Diluted EPS	$0.18	$0.16
Weighted average diluted shares outstanding	4,187,925	4,176,192

Dividend [1]	$0.23	$0.22

	For the	For the
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2006	Sept. 30, 2005

Selected Financial Ratios
Return on average assets	0.98%	0.89%
Return on average equity	8.90%	8.01%
Net interest rate spread	3.58%	3.84%
Net interest margin	3.68%	3.93%
Non-performing assets to total assets	0.02%	0.11%
Non-performing loans to total loans	0.03%	0.19%
Allowance for loan loss to non-performing loans	2692.15%	387.01%
Allowance for loan loss to total loans	0.67%	0.74%
Shareholders’ equity to total assets	11.12%	11.32%
Book value per share	$8.38	$8.07
Dividend payout ratio adjusted for MHC Waiver[1]	36.70%	26.56%

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the semi-annual dividends.

	As of September 30, 2006	As of June 30, 2006
In thousands, except share data
Assets
Total cash and cash equivalents	$12,708	$15,852
Investment securities, at fair value	85,336	87,267
Federal Home Loan Bank stock, at cost	643	643

Gross loans receivable	197,733	191,429
Less: Allowance for loan losses	(1,325)	(1,314)
Less: Unearned origination fees and costs, net	(2)	(22)
Net loans receivable	196,406	190,093

Premises and equipment	11,984	10,805
Accrued interest receivable	1,748	1,736
Prepaid expenses and other assets	772	1,169
Other real estate owned	---	---
Total Assets	$309,597	$307,565

Liabilities and shareholders’ equity
Noninterest bearing deposits	$41,662	$41,503
Interest bearing deposits	227,797	226,747
Total deposits	269,459	268,250

FHLB borrowing	5,000	5,000
Accrued expenses and other liabilities	708	734
Total liabilities	275,167	273,984
Total shareholders’ equity	34,430	33,581
Total liabilities and shareholders’ equity	$309,597	$307,565
Common shares outstanding	4,146,026	4,145,246
Treasury stock, at cost	159,644	160,424

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600